EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Vanguard Natural Resources, LLC for the registration of Vanguard Natural Resources, LLC common units representing limited liability company interests and to the incorporation by reference therein of our report dated February 28, 2011, with respect to the consolidated financial statements of Encore Energy Partners LP included in Encore Energy Partners LP’s Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Fort Worth, Texas
January 18, 2012